Exhibit 10.31

[stamp] Copy

[emblem]

Document

of

Notary

Gerhard Sperker

Heidelberg Notarial Office

Vangerowstrasse 18 - 20 - 69115 Heidelberg

Telephone 0 62 21 / 59 14 91 - 14 90

6 document roll no. 1444 / 2006

Heidelberg Notarial Office 6 Vangerowstrasse 18 - 69115 Heidelberg

To:

Dr. Justus Binder

Attorney at law

c/o SJ Berwin LLP

Maria-Theresia-Str. 5

81675 Munich

6 doc. roll 1444 /06

Recorded in Heidelberg at the Seller’s headquarters,

Kurfürsten-Anlage 52-60, 69115 Heidelberg,

where the undersigned notary had gone pursuant to an express request,

on August 1, 2006

8/1/2006

Before me,

Justice Counsel S p e r k e r,

notary in Heidelberg

- Heidelberg Notarial Office 6 -

appeared today Dr. Binder, identified by photo ID, also known personally and fully competent:

1.	Dr. Christoph Steimel, business address Kurfürsten-Anlage 52-60, 69115 Heidelberg, personally known;

2.	Dr. Markus R. Ackermann, business address, Vangerowstrasse 16/1, 69115 Heidelberg, personally known;

3.	Dr. Julius Binder, business address Maria-Theresia-Strasse 5, 81675 Munich, identified by means of submission of his valid personal ID no. 8351093340.

Persons appearing nos. 1 and 2 declared that they are hereinafter acting not in their own names, but in the name of

Heidelberger Druckmaschinen Aktiengesellschaft, Kurfürsten-Anlage 52-60, 69115 Heidelberg

(hereinafter referred to as the “Seller”) on the basis of a power of attorney dated July 20, 2006 (document of notary Justice Counsel Gerhard Sperker, 6 doc. roll 1380/2006), which was submitted in the original and placed in the document. On the basis of today’s inspection of the Commercial Register of the Mannheim Municipal Court, the notary confirms that the firm of Heidelberger Druckmaschinen Aktiengesellschaft is registered under HRB 330004.

Person appearing no. 3 declared that he is hereinafter acting not in his own name, but, under exclusion of any and all personal liability, in the name of

Blitz 06-683 GmbH, Du-Pont-Strasse 1, 61352 Bad Homburg v. d. Höhe,

registered in the Commercial Register of the Munich Municipal Court under HR B 163 177 (in future: “Monotype Imaging Germany GmbH,” domiciled in Bad Homburg) (hereinafter referred to as the “Purchaser”), on the basis of a power of attorney dated 7/27/2006, which was submitted in the original and placed in the document in the form of a certified copy.

As proof of representative authority, the undersigned notary certifies on the basis of inspection of the Commercial Register for the Munich Municipal Court - HRB 163177 - on ~~today’s date~~ [handwritten] 7/31/2006 [signature] that the firm of Blitz 06-683 GmbH, domiciled in Munich, is registered there, and on the basis of the record of notarial assessor Dr. David König, Munich - doc. roll no. 4457/2006 - concerning a general meeting of shareholders of Blitz 06-683 GmbH of 7/26/2006, which is available to me in the form of a

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certified cop, that Robert M. Givens, who signed the power of attorney dated 7/27/2006, has been appointed as general manager of Blitz 06-683 GmbH with individual representative authority and exemption from the restrictions of § 181 BGB [German Civil Code]. The general manager appointment became immediately effective according to the aforementioned document. Registration in the Commercial Register has not yet taken place.

Person appearing no. 3 further declared that he is acting not in his own name, but, under exclusion of any and all personal liability, also in the name of

Monotype Imaging Holdings Corp., 500 Unicorn Park Drive, 2nd floor, Woburn, MA 01801, USA

(hereinafter referred to as “Monotype Holdings”) on the basis of a power of attorney dated 7/27/2006, which was submitted in the original and placed in the document in the form of a certified copy.

As proof of representative authority, the following were submitted in copy form or in the original and placed in the document in the form of a certified copy:

The “Certificate of Incorporation” issued by the Secretary of State of the State of Delaware and the “Certificate of Good Standing” dated 7/24/2006 relating to Monotype Imaging Holdings Corp., as well as the resolution of the Board of Directors of the aforementioned corporation with the Secretary’s Certificate dated 7/28/2006 relating to the power of attorney to conclude the share purchase contract.

The persons appearing hereby declare for public recording the following

I. Share purchase contract

Acting as stated, the persons appearing then concluded the share purchase contract attached as Appendix A.

II. Instructions by the notary

The notary instructed the persons appearing

that, when shares in a GmbH [limited liability corporation] are sold, only the party whose purchase has been announced to the corporation, along with proof of transfer of ownership, is deemed to be the purchaser in relation to the corporation; the parties shall personally undertake the notification to the corporation in accordance with § 16 GmbHG [Limited Liability Corporation Act];

that the pre-notification legal acts concerning the corporate relationship undertaken by the corporation vis à vis the Seller or by the Seller vis à vis the corporation shall be applicable to the purchaser;

the purchaser is liable along with the Seller for the outstanding payments toward the share at the time of registration.

The notary further pointed out that, if real property exists, the accumulation of all shares in the hands of the Purchaser or companies affiliated with the Purchaser is subject to real property transfer tax and pointed out the possibility of accrual of taxes in the event of private or company sales transactions.

The parties declared that the corporation’s assets do not include any real property.

He further pointed out that the bona fide purchase or bona fide encumbrance-free purchase of shares of a GmbH [limited liability corporation] is not possible, i.e., the purchaser is dependent upon the correctness and completeness of the Seller’s statements.

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III. Distribution list

Notification of the assignment to the Bad Homburg Municipal Court - Register Court

Certified copies to

Bad Homburg Tax Office

the Purchaser and Monotype Holdings, 2x

the Seller, 3x

the corporation, for notification, c/o the Purchaser.

The read the foregoing record, including Appendices A, 3.1 and 10, aloud to the persons appearing; the oral reading of Appendices I.1 - I.3, II, parts 1 and 2, 5.3, 7.1 g), 7.1 h) (i), 7.2 h) (ii), 7.1 q) and 7.1 t) was waived; these appendices were presented to the parties for acknowledgment and signed by them; approved by them and then personally signed as follows by them and the notary:

[signature]

[signature]

[signature]
[signature] Notary

(20 pages)

Appendix A to

Document 1444 / 2006 of

Notary Justice Counsel Gerhard Sperker

Heidelberg,

- Heidelberg 6 Notarial Office -

[signature]

Notary

8/1/2006

Purchase contract

concerning the sale of shares in

Linotype GmbH

dated August 1, 2006

between

Heidelberg Druckmaschinen Aktiengesellschaft

Kurfürsten-Anlage 52-60

69115 Heidelberg

- hereinafter referred to as the “Seller” -

Blitz 06-683 GmbH

(in future: “Monotype Imaging Germany GmbH”)

Du-Pont-Strasse 1

61352 Bad Homburg v. d. H.

- hereinafter referred to as the “Purchaser” -

and

Monotype Imaging Holdings Corp.

500 Unicorn Park Drive, 2nd floor

Woburn, MA 01801

U.S.A.

- hereinafter referred to as “Monotype Holdings” -

Preliminary remark

The Seller is the sole shareholder of Linotype GmbH, which is registered in Section B of the Commercial Register of the Bad Homburg v. d. Höhe Municipal Court under Commercial Register number 6196 and has its principal place of business in Bad Homburg v. d. Höhe (hereinafter referred to as the “Corporation”).

“Industrial Proprietary Rights” within the meaning of this contract describe all industrial proprietary rights, particularly trademarks, design patents, use rights to copyrights for typeface types and use rights to software (in each case, regardless of whether or not they are registered).

The Corporation uses a number of Industrial Proprietary Rights for its business operation.

To the extent that said Industrial Property rights are registered in a register or an application has been made for registration in a register, the Seller is registered as their holder or, as the case may be, is listed as their holder on the application; economic ownership thereto breaks down as follows:

a)	The Seller holds a portion of said Industrial Proprietary rights as a trustee for the Corporation; specifically, the Corporation is entitled to economic ownership thereof on the basis of a trust agreement dated February 21, 2006 - 3/6/2006 [signature]. This portion of the Industrial Proprietary rights is listed in Appendix I and is hereinafter referred to as the “New Proprietary Rights.” The aforementioned trust agreement is dissolved effective August 1, 2006, in accordance with the dissolution contract attached in Appendix 3.1.

b)	The Seller is also the economic holder of the other portion of the aforementioned Industrial Proprietary Rights. This portion of the Industrial Proprietary rights is listed in Appendix II and is hereinafter referred to as the “Old Proprietary Rights.”

In all other cases, the Industrial Proprietary Rights necessary to the Corporation’s business operation are held by the Corporation - unless expressly described to the contrary herein.

The Seller is interested in selling its share in the Corporation to the Purchaser and selling the Old Proprietary Rights to Monotype Holdings.

The Purchaser is interested in purchasing the share. Monotype Holdings is interested in purchasing the Old Proprietary Rights.

All shares in the Purchaser are held by Monotype Holdings. By means of debt assumption, the latter intends to be jointly and severally liable with the Purchaser for the Purchaser’s obligations.

The parties therefore agree as follows:

§ 1

Sale and assignment of the share, closing date, entitlement to profit

(1)	The Seller hereby sells to the Purchaser the share and - as a precaution - all other additional shares (hereinafter referred to summarily as the “Share”) that the Seller holds in the Corporation. The Purchaser accepts said sale.

(2)	The Seller hereby assigns the Share to the Purchaser subject to the condition precedent of full payment of the purchase price set forth in § 4 par. 1. The Purchaser accepts said assignment.

(3)	Regardless of when the assignment of the Share hereby agreed upon becomes effective with respect to ownership in rem, the “Closing Date” within the meaning of this contract shall be 12 a.m. on July 1, 2006.

(4)	All rights associated with the Share, including but not limited to the right to receive the Corporation’s profits on or after the Closing Date, shall be included in the sale set forth in paragraph (1).

§ 2

Sale and assignment of industrial proprietary rights

(1)	The Seller hereby sells to Monotype Holdings all Industrial Proprietary Rights relating to the Corporation’s products, including the trademarks and design patents. The foregoing sale shall include the Industrial Proprietary Rights listed in Appendix II that have been registered or for which application for registration has been made; New Proprietary Rights shall be excluded, to the extent that the Corporation is entitled to them. The foregoing sentences shall apply to the word mark “Linotype,” subject to the proviso that only the trademarks listed in Appendix II, part 2, section 1, shall be transferred. The special provision of § 7 paragraph (1) letter s shall apply to the trademarks in Appendix II, part 2, section 2.

The Seller is not aware that it, or any companies with which it is affiliated (with the exception of the Corporation), is the holder of any additional Industrial Proprietary Rights in relation to the Corporation’s products (beyond the New Proprietary Rights held on a fiduciary basis, see Appendix I), such as use rights to copyrights for typeface types or use rights to software, registered or unregistered. If, contrary to expectations, such rights do exist, this sale shall cover such rights as well.

(2)	The Seller hereby transfers, subject to the condition precedent of the purchase price payments set forth in § 4 par. 1, all Industrial Proprietary Rights sold under paragraph (1), along with all rights and duties, to Monotype Holdings and promises to consent to the entry of transfer of ownership to Monotype Holdings for all Industrial Proprietary Rights that are registered or for which an application for registration has been made. At the request of Monotype Holdings, the Seller shall, in lieu thereof, consent to the entry of transfer of ownership of individual or all of the Industrial Proprietary Rights sold in accordance with paragraph (1).

Monotype Holdings shall bear all of the costs of the transfer and the entry of transfer of ownership of the Industrial Proprietary Rights. If Industrial Proprietary Rights are involved that are held by affiliated companies of the Seller, the Seller shall be responsible for ensuring that such Industrial Proprietary Rights are transferred to Monotype Holdings upon satisfaction of the conditions precedent of full purchase price payments in accordance with § 4 par. 1 and that consent is given to the entry of transfer of ownership to Monotype Holdings.

(3)	The Seller promises to deliver to Monotype Holdings its available files concerning the Old Proprietary Rights. The Seller promises Monotype Holdings to waive any existing claims against the Corporation concerning infringement of its industrial proprietary rights as of the transfer closing date.

§ 3

Dissolution of the trust agreement

(1)	The trust agreement mentioned in the preamble is dissolved effective August 1, 2006. The Seller shall consent to the transfer of ownership of the New Proprietary Rights to the Corporation. The Seller promises the Purchaser that it shall not exercise its option to acquire the New Proprietary Rights.

(2)	The Seller promises the Purchaser that it shall deliver its available files concerning the New Proprietary Rights to the Corporation.

§ 4

Purchase price, additional obligations of the Purchaser

(1)	The purchase price for the shares and the Industrial Proprietary Rights shall be EUR 45,000,000.00 (in the words: forty-five million Euros). The purchase price for the Share, along with all tangible and intangible assets (including, but not limited to, the New Proprietary Rights) and liabilities, shall be EUR 39,175,000.00 (in words: thirty-nine million one hundred [crossed out by hand] ~~seventy-five thousand Euros) and shall be owed by the Purchaser.~~ [signature]

seventy-five thousand Euros) and shall be owed by the Purchaser. The purchase price for the Old Proprietary Rights set forth in Appendix II shall be EUR 5,825,000.00 (in words: five million eight hundred twenty five thousand Euros) and shall be owed by Monotype Holdings.

(2)	The total purchase price in the amount of EUR 45,000,000.00 (in words: forty-five million Euros) shall be paid by the Purchaser and Monotype Holdings in the partial sums owed in accordance with paragraph (1) by at 5:00 p.m. on August 1, 2006, to the Seller’s account at

Hypovereinsbank AG Heidelberg
Acct.
Bank routing no.
IBAN
SWIFT

If the purchase price is not paid by the aforementioned point in time, the Seller shall have the right to demand compensatory damages from the Purchaser for non-performance or rescind this contract by written declaration; all of the partners of SJ Berwin LLP, Munich location, Maria-Theresa-Strasse 5, 81675 Munich, shall be authorized to accept receipt of the rescission declaration. Rescission shall only become effective if the purchase price is not received within 24 hours of receipt of the rescission declaration.

(3)	If a claim is asserted by third parties after the assignment of the Share pursuant to § 1 paragraph (2) of this contract becomes effective, the Purchaser promises to indemnify the Seller from all obligations that result from the issuance of guaranties or suretyships or from the assumptions of debt with respect to the Corporation’s obligations to third parties, but only to the extent that the relevant obligations on the part of the Corporation arise after today’s date.

(4)

The Purchaser guarantees the Seller by way an independent guaranty assurance that the cumulative acquisition of the Share in the Corporation, including the New Proprietary Rights, and the acquisition of the rights set forth in § 2 of this contract are permissible from the standpoint of antitrust law. In the event that the warranty is triggered, no refund of the purchase price shall be made; the Seller is free to assert additional claims (particularly in the event of antitrust fines and additional costs resulting from attorney consultation in connection with potential antitrust proceedings). However, Monotype or the Purchaser shall receive the proceeds of any other exploitation of the Share, including the New Proprietary Rights and the rights set forth in § 2; exploitation shall be carried out by Monotype Holdings or the Purchaser at their expense. If the Seller is still the holder of the shares and the sold rights, the Seller hereby irrevocably authorizes the Purchaser to transfer the shares and the sold rights in the Seller’s name, and shall issue a separate power of attorney document to the Seller upon request. The Seller also hereby confirms that it will reasonably assist the Purchaser within the framework of any antitrust proceeding.

§ 5

Adjustment of the purchase price; payment due date;

warranty with respect to the intercompany contract of 1998

(1)	The Corporation shall be sold “cash and debt free,” viewed from an economic standpoint. This means that the agreed upon purchase price shall be reduced by the net financial indebtedness of the Corporation as of July 31, 2006.

The net financial indebtedness consists of bank liabilities, plus interest-bearing financial obligations to the Seller, minus cash, bank balances and interest-bearing financial claims against the Seller. By way of clarification, it is hereby stated that the purchase price shall be increased appropriately in the event of negative financial indebtedness.

(2)	On July 31, 2006, the parties examined the extent to which an adjustment must be made in accordance with paragraph 1 as of today’s date. The sum by which the purchase price is increased is EUR 1,238,549.00. The parties have agreed that the payment from abroad, REF AZMC6212000229 00, in the amount of USD 970,170.34, shall only have a 20% purchase price-increasing effect. A statement from the Corporation’s account at Commerzbank AG and an excerpt from the Corporation’s bookkeeping system are attached as Appendix 5.3. The purchase price adjustment shall be paid to the Seller’s account identified in § 4 paragraph 2 by August 15, 2006.

(3)	For a period of five (5) years from today’s date, the Seller shall not become active directly or indirectly in the Corporation’s business sector or enter into competition with the Corporation in the Corporation’s current business sector. This prohibition against competition shall not include purely financial equity interests in other corporations of less than 15% that do not confer control over the management of such corporations.

(4)	The Seller also promises that it shall not, for a period of three (3) years, (i) employ any employee of the corporation, cause any such employee to restrict or terminate his employment relationship with the Corporation or work for a competitor of the Corporation, (ii) cause any independent third party that renders work or services for or in the name of the Corporation to restrict or terminate his business relationship with the Corporation or (iii) cause any person who has utilized the Corporation’s services or products in the last six (6) months to restrict or terminate his business relations with the Corporation or enter into or expand business relations with a competing company.

(5)	For a period of three (3) years from today’s date, the Seller shall treat all business and operational secrets, know-how and customer information relating to the Corporation’s business operation in a strictly confidential manner, to the extent that such information is not or does not become publicly available, provided that it does not become publicly available as a consequence of a breach of the foregoing confidentiality obligation.

(6)	The Seller shall exercise its best efforts to ensure that all of its affiliated companies likewise assume and fulfill the obligations set forth in paragraphs (3) through (5), above.

(7)

The Seller hereby guarantees by way of an independent guaranty assurance that (i) a control and profit/loss transfer agreement will no longer exist with the Corporation after the end of the abbreviated fiscal year, (ii) tax recognition of the control and profit/loss transfer agreement dated March 31, 1998, is guaranteed through June 30, 2006, and (iii) the Corporation’s obligations to transfer profits/losses are fulfilled. If the foregoing guarantee is violated, the Seller shall not be liable to the Purchaser or Monotype Holdings, but instead the Seller shall fully indemnify the Corporation in this regard (particularly in the event of supplemental tax claims) or compensate the Corporation accordingly. Said indemnification or compensation shall constitute a third-party beneficiary contract within the meaning of § 328 BGB [German Civil Code].

§ 6

Preparation of the closing date financial statements

An abbreviated fiscal year was created for the Corporation for the period from April 1, 2006, through June 30, 2006, in order to dissolve the single-entity tax treatment with the Seller and, in particular, to dissolve the control and profit/loss transfer agreement. Between the closing date until today’s date, the Corporation has continued to operate its business (including bookkeeping and the preparation of the financial statements for the abbreviated fiscal year) in conformity with past practice and within the framework of the ordinary course of business and shall continue to operate its business in this manner until the transfer of the Share in accordance with § 1 paragraph (2) of this agreement becomes effective. The financial statements for the abbreviated fiscal year were prepared by the Corporation under the Corporation’s leadership and responsibility and in accordance with its instructions. The financial statements for the abbreviated fiscal year were prepared in accordance with the requirements of the German Commercial Code (HGB) in accordance with the Corporation’s customary practice. As in the case of the most recently prepared annual financial statements, the financial statements for the period ending on the closing date were audited in the same manner by the public accounting firm of PriceWaterhouseCoopers.

§ 7

Warrantees by the Seller

(1)	The Seller guarantees Monotype Holdings and the Purchaser in the form of an independent guaranty assurance that the following statements are correct and accurate at the time of the recording of this contract-unless a different point in time is expressly agreed upon below-and shall be responsible for them definitively within the framework of the legal succession provisions concluded hereinafter:

a)	The statements concerning the Seller and the Corporation in the preliminary remark to this contract are correct.

b)	The Corporation is a Gesellschaft mit beschränkter Haftung [limited liability corporation] established under the laws of the Federal Republic of Germany and validly in existence in accordance with its articles of incorporation.

c)	The Corporation holds no equity interests in other enterprises and is not obligated to acquire such equity interests.

d)	With the exception of the profit/loss transfer contract dated March 31, 1998, concluded with the Seller and constituting the basis for the single-entity tax treatment between the Seller and the Corporation, the Corporation has not entered into any intercompany contracts within the meaning of §§ 291 et seq. AktG [German Stock Corporation Act] with the Seller or third parties or any contracts concerning the establishment of a silent partnership, equity-like shareholder loan, profit-sharing rights or other rights that confer a right to profits, sales revenue or liquidation proceeds. The profit/loss transfer agreement shall be cancelled at the end of the abbreviated fiscal year.

e)	The Seller is the legal and economic owner of the Share, which [is] free of any and all encumbrances or other rights created in favor of third parties. The Seller has the right to freely dispose of the Share and does not need the consent of a third party to do so, nor would such disposition violate the rights of any third party. The Share does not constitute the entirety or nearly the entirety of the Seller’s assets.

f)	The Share is fully paid-in at the time at which its assignment becomes effective, and no repayments of capital contribution, including concealed repayments, have been made. Beyond the Seller, there are no other shareholders of the Corporation at the aforementioned point in time, nor are there any conversion rights, options or similar rights that create the obligation to issue new shares or grant voting rights to third parties.

g)	The certified excerpt from the Commercial Register attached as Appendix 7.1 g) fully and correctly states the Corporation’s corporate law situation-to the extent registered in the Commercial Register. Only the persons listed in the Commercial Register are authorized to represent the Corporation. There are no Prokuristen [holders of statutory representative authority] not registered in the Commercial Register; no commercial or general powers of attorney have been issued.

h)	The Corporation’s annual financial statements for the period ended 3/31/2006, which are attached as Appendix 7.1 h) (i), and the Corporation’s annual financial statements for the period ended 6/30/2006, which are attached as Appendix 7.1 h) (ii) (hereinafter referred to jointly as the “Annual Financial Statements”), were audited by PriceWaterhouseCoopers and received an unqualified audit certificate from the auditors. The Seller is not aware of any circumstances or facts that would allow the conclusion to be drawn that the audit certificate was incorrectly issued.

j)	The Seller has no knowledge that any contract of significance to the Corporation’s business, on the basis of which the Corporation earns sales revenue of more than EUR 100,000.00 per fiscal year, is invalid or terminated or is going to be terminated. This does not include the contract with fontshop AG, Berlin, which has been terminated. However, the Corporation has already concluded a new contract that connects seamlessly with the terminated contract. The Seller also has no knowledge that the Corporation is violating substantial duties arising from the aforementioned contracts or that any important contract contains a change-of-control clause, on the basis of which a contract would automatically become invalid or terminable, with the exception of most contracts with dealers and distributors, both of which frequently contain change-of-control clauses.

k)	The Corporation has not promised any wage or salary increases for the time period after the closing date. The Seller has no knowledge of any employee having terminated or otherwise ended his employment contract with the Corporation or announced his intention to do so as a result of the Corporation’s departure from the Heidelberg Group. However, the Seller does point out that two employees have terminated their employment contract with the Corporation effective June 30, 2006; the Seller has not knowledge that the terminations are associated with the sale of the Corporation.

l)	All taxes, social security charges and other public charges, regardless of whether they are directly or indirectly owed, particularly corporate income tax, trade tax, sales tax, unemployment tax and pension insurance contributions, payroll taxes and all interest and delinquency interest and late payment surcharges with respect to the aforementioned taxes and charges, are properly declared and fully paid on the due date (or appropriate reserves have been undertaken in the annual financial statements). There are no liabilities for customs duties, import sales taxes or export duties or for withholding taxes or other source taxes. No audits of the Corporation by tax agencies or social security insurance carriers are currently taking place; it is expected that a business tax audit (corporate income tax, trade tax, sales tax) for the assessment periods 2001 through 2004 or 2005 will start at the end of 2006. All returns owed to the competent tax offices and social security insurance carriers for the period through the closing date have been correctly and fully submitted, and all taxes, social security insurance contributions and other public charges that are due have been fully and timely remitted. § 8 shall remain unaffected.

m)	No obligations have been established outside of the normal course of business. Nor has the Corporation submitted any suretyships or parent comfort letters for the benefit of third parties outside of the normal course of business, and the Corporation has no liability, including conditional liability, for obligations of third parties. The Corporation has not entered into any futures transactions, option transactions or contracts for differences (with the exception of the U.S. exchange rate hedge contracts).

n)	The Corporation has not obligated itself to third parties to pay any sum to compensate brokerage services or similar services (“finder’s fee”) in connection with the sale provided in this contract.

o)	All information provided to Monotype Holdings and its advisors by the Seller (including the persons named in paragraph (3)) prior to the recording of this contract is true to the best of the Seller’s knowledge, is not misleading and does not conceal any substantial facts with respect to the Share, the Corporation or its business operation that are significant with respect to the specific information given or that the Purchaser should know for purposes of evaluation of such information at the time of the signing of this contract.

p)	All Industrial Proprietary Rights related to the Corporation’s products or of importance to the Corporation’s business are fully and correctly listed in the appendices listed below, to the extent that said Industrial Proprietary Rights are registered or applications for their registration have been made:

-Appendix I: Industrial Proprietary Rights of the Corporation

-Appendix II: Industrial Proprietary Rights of the Seller

The word mark “Linotype” is listed in Appendix II, part 2, section 1, but only to the extent that [it is] related exclusively to products of the Corporation.

Appendices I and II contain the following information for all industrial products that are registered or for which an application for registration has been made: (i) Type of Industrial Proprietary Right, (ii) the registered or actual holder of the Industrial Proprietary Right and (iii) the countries in which the Industrial Proprietary Right is registered or an application for registration has been made, along with the registration or application number and the official application or registration date. The Seller’s or Corporation’s ownership of the aforementioned Industrial Proprietary Rights is, to the best of the Seller’s knowledge, not disputed by third parties. The Industrial Proprietary Rights are not provided as collateral or pledged, nor is any usufructary right created with respect to them.

q)	All fees that are due in order to maintain the New Proprietary Rights and Old Proprietary Rights are paid. Any protests by third parties that are pending concerning individual proprietary rights are fully disclosed in Appendix 7.1 q). However, the Seller does not guarantee the future legal validity of the industrial proprietary rights or their freedom from third-party rights, nor is the Seller liable for ensuring that individual proprietary rights are not deleted or declared void or that third parties do not claim or assert the violation of rights.

If Industrial Proprietary Rights are held by affiliated companies of the Seller (outside of the Corporation), the Seller shall be liable for ensuring that they are transferred to Monotype Holdings upon satisfaction of the condition precedent set forth in § 1 paragraph (2) and that consent is given to the transfer of ownership to Monotype Holdings.

r)	The Seller and the Corporation have received no information to the effect that the Corporation is currently violating industrial proprietary rights of third parties or would be violating such rights after the immediately planned future business operation. The Seller is, to the best of its knowledge, not aware that the Corporation’s products infringe rights of third parties. To the best of the Seller’s knowledge, third parties are not infringing any Industrial Proprietary Rights of the Corporation, the Seller or companies affiliated with the Seller in a manner that would, in individual cases or in the aggregate, have a substantially negative effect on the Corporation’s overall business operation.

s)	Appendix II, part 2, section 2) contains, to the best of the Seller’s knowledge, a complete listing of the trademarks whose product list relates only partially to the products of the Corporation (dual use). The Seller hereby permanently and interminably grants to Monotype Holdings and companies affiliated with Monotype Holdings exclusive use rights to the Corporation’s products. The Seller further promises to permit identical supplemental applications with a product list restricted to the Corporation’s products and not oppose such supplemental applications. In cases in which the splitting of trademarks is possible in accordance with or by application mutatis mutandis of § 27 MarkenG [German Trademark Act] (or a corresponding provision of the applicable foreign law), the Seller shall, at Monotype Holdings’ request and expense, request the splitting of the trademarks and transfer the sub-trademarks relating to the Corporation’s products to Monotype Holdings, the Purchaser or the Corporation. In all other respects, the Seller and Monotype Holdings shall agree on the details of the treatment of dual use trademarks.

t)	All licenses that are necessary to use of the products listed in Appendix 7.1 t) are, to the best of the Seller’s knowledge, listed in Appendix 7.1 t). These license contracts are not terminated. The contracts are in effect, to the best of the Seller’s knowledge. To the extent that the necessary licenses are terminable by ordinary termination notice, have a fixed term or provide for special termination rights for the respective licensor, this is noted appropriately on the list in Appendix 7.1 t). Statutory rights of extraordinary termination for good cause are not separately noted. In addition, there is a listing concerning whether options for reacquisition of licenses are contained in the licenses. It is also noted there if worldwide or exclusive licenses are not involved. To the extent that no other contractual provision in Appendix 7.1 t) can be noted in § 7 par. 1 letter t), no warranty is assumed concerning the content of these contracts. Best knowledge within the meaning of this § 7 paragraph 1 letter t) means affirmative knowledge or knowledge that one should have had on the basis of reasonable investigation.

u)	The Corporation’s business typically entails the conduct of many lawsuits (particularly against infringers of industrial proprietary rights). To the best of the Seller’s knowledge, however, no lawsuit against the Corporation is threatened and no documents have been served in a lawsuit against the Corporation that would not fall within the usual framework for the Corporation’s business or would have a substantive negative effect on the Corporation if such lawsuit were lost.

(2)	Legal consequences

a)	If it becomes apparent that one or more of the statements for which the Seller assumed a warranty under § 7 of this contract is incorrect, the Purchaser can demand that the Seller establish, within a reasonable time period from receipt of the demand, the condition that would exist if the statement or statements have been correct. The Purchaser can compensatory damages from the Seller in cash if the Seller does not establish the contractually promised condition within the imposed time period or if it is not possible to establish the contractually promised condition.

b)	The Purchaser and the Corporation can only assert compensatory damage claims against the Seller arising from the warranties set forth in § 7 of this contract if the total amount of such claims exceeds a sum of EUR 800,000; the amount of the Seller’s liability arising from par. 1 shall be limited to a sum in the amount of 25% of the purchase price-unless of breach of a warranty described in paragraph (1) letter e) or f) is present.

c)	The warranties given by the Seller under this § 7 are, without exception, independent warranties. Beyond them, all claims by Monotype Holdings and the Purchaser arising from the general law governing performance impairment (with the exception of primary performance claims) and warranty under purchasing law shall be barred; avoidance not based on fraud or threat shall also be barred.

d)	All warranty claims on the part of the Purchaser on the basis of this § 7 shall become time-barred on March 15, 2008. This paragraph d) sentence 1 shall not apply if a breach of the warranties described in par. 1 letter e) or f) is present or if a warranty is intentionally breached; such claims shall become time-barred within three (3) years from the point in time at which the Purchaser learned or should have learned of the damage-or they shall, without regardless to knowledge, become time-barred in ten (10) years from the date of transfer. The warranty claims arising from § 7 par. 1 letters p), q), r), s) and t) shall become time-barred after March 31, 2009.

e)	The legal consequences stated above are definitive and shall take the place of the provisions of the Civil Code. Beyond them, Monotype Holdings and the Purchaser shall no claims with respect to the breach of a warranty obligation. Claims arising from other contractual or tortious liability on the part of the Seller shall be barred, unless such liability is based on intentional or grossly negligent conduct.

(3)

Whenever this contract refers to the Seller’s knowledge, knowledge on the part of the following persons shall govern: Members of the Seller’s management board, members of the Corporation’s advisory board and management team, employees in the specialized departments of Accounting & Taxes, Controlling, Management Board Office, Intellectual Property and Mergers & Acquisitions, to the extent that they were involved in the Corporation’s affairs in the day-to-day business in the last two (2) years.

§ 8

Taxes, social security insurance contributions, miscellaneous fees and charges

(1)	The Purchaser shall work to ensure that the Corporation averts or minimizes the financial burdens in the event of impending or looming supplemental payments for taxes, fees and other charges, customs duties and social security insurance contributions relating to the assessment periods through and including June 30, 2006.

(2)	The Purchaser shall further work to ensure that, in the aforementioned cases, the Corporation supports the Seller fully and in the best manner possible to avoid or minimize all types of supplemental payments on the part of the Seller.

(3)	These duties shall specifically include the Purchaser working to ensure that the Corporation

(a)	comprehensively informs the Seller at its own expense concerning the beginning, course and result of all types of business audits-to the extent that these assessment periods relate to the time period through and including June 30, 2006-and provide the Seller with all information and documents that are necessary for purposes of defense;

(b)	provides the Seller with copies of change notices at its own expense in a prompt and timely manner prior to the expiration of the appellate deadline period, to the extent that such change notices relate to the aforementioned assessment periods;

(c)	gives the Seller the opportunity to actively participate in business audits, in order to avoid or minimize supplemental payments;

(d)	files all necessary appellate remedies at the Seller’s request;

(e)	complies at its own expense with all retention and documentation obligations prescribed under the Commercial Code, tax law or otherwise.

(4)	The warranty of § 7 paragraph (1) letter l) shall not apply if the Seller suffers damage as a result of a breach of a duty arising from § 8 of the contract-regardless of whether committed by the Purchaser or the Corporation. If payments are imposed upon the Seller, the Purchaser shall grant the Seller a complete inspection of the documents available to the Purchaser and the Corporation that reference the payment notice. The Seller shall receive copies of the aforementioned documents at the Seller’s request.

§ 9

Confidentiality and press releases

(1)	The parties agree that they shall treat in a strictly confidential manner the knowledge they have received concerning one another and the respective affiliated companies in connection with the negotiations and conclusion of this contract.

(2)	No party shall publish a press release or similar announcements with respect to the legal transactions regulated by this contract without a prior written agreement with the other party.

§ 10

Miscellaneous

(1)	Monotype Holdings hereby joins in the Purchaser’s contractual relationship with the Seller on the Purchaser’s side and shall thus be liable for all of the Purchaser’s obligations arising from this contract in the same manner as its own obligations.

(2)	Each contracting party shall bear the costs of the advisors they have engaged. The Purchaser shall bear 87.06% and Monotype Holdings shall bear 12.94% of the costs of the notarial recording, as well as the other transfer costs incurred as a consequence of the conclusion and performance of this contract, including any transaction taxes and consumption taxes.

(3)	The parties agree that the service contract attached as Appendix 10 will be concluded between the Corporation and the Seller. Monotype Holdings and the Purchaser shall work to ensure that the contract is signed by the Corporation effective on today’s date.

(4)	Amendments of and addenda to this contract, including this provision, must be in written form, except to the extent that it is necessary to comply with notarial form.

(5)	The Seller hereby names the following party as its agent authorized to receive service of process for complaints and service of documents in a pending lawsuit and authorized to receive declarations that need to be received:

Heidelberger Druckmaschinen AG

Management Board Office

Kurfürsten-Anlage 52-60

69115 Heidelberg,

and the Purchaser names the following party:

Monotype Imaging Holdings Corp.

Attn.: Jacquie Arthur, CFO

500 Unicorn Park Drive, 2nd floor

Woburn, MA 01801, U.S.A.

(6)	If a provision of this contract is invalid or impracticable in whole or in part, this shall not affect the validity or practicability of all of the other provisions of this contract. The invalid or impracticable provision shall be deemed to be replaced by a valid and practicable provision that comes as close as possible to the economic purpose pursued by the invalid or impracticable provision.

(7)	All agreements concluded between the contracting parties prior to the conclusion of this contract shall be superseded by the conclusion of this contract. This contract contains all of the agreements between the parties relating to the subject matter of this contract.

(8)	This contract shall be governed by the law of the Federal Republic of Germany. The exclusive place of judicial venue in the event of disputes between the contracting parties on the basis of this contract shall be Heidelberg. The Seller shall also have the right to sue the Purchaser before the court with jurisdiction of the Purchaser’s domicile.

(9)	With reference to the “Joint Defense Agreement” concluded between the Seller and the Corporation on July 31, 2006, the Seller hereby irrevocably offers the Corporation to supplement said Agreement to the effect that both parties shall have a right of ordinary termination upon a termination notice period of seven days.

§ 11

Appendices to this contract

Appendix I.1-I.3:	New Proprietary Rights
Appendix II, parts 1 and 2	Old Proprietary Rights
Appendix 3.1:	IP trust contract dissolution contract
Appendix 5.3	Purchase price adjustment
Appendix 7.1 g):	Commercial Register excerpt
Appendix 7.1 h) (i):	Audited annual financial statements for the period ended March 31, 2006
Appendix 7.1 h) (ii):	Audited annual financial statements for the period ended June 30, 2006
Appendix 7.1 q):	Protests
Appendix 7.1 t):	List of important products
Appendix 10:	Model service contract

[stamp]

[illegible] 31 (2 pages)

Aug. 1, 2006

[illegible]

[signature]

Notary

RESCISSION OF THE TRUST CONTRACT

between

Heidelberger Druckmaschinen AG

Kurfürsten-Anlage 52-60

D-69115 Heidelberg

and

Linotype GmbH

Du-Pont-Strasse 1

61352 Bad Homburg

Preamble

Heidelberger Druckmaschinen AG (hereinafter referred to as “HDM”) is the sole shareholder of Linotype GmbH (hereinafter referred to as “Linotype”).

It intends to sell its share this year and likewise transfer it to the purchaser this year. It is also intended that industrial proprietary rights be sold to the purchaser’s parent corporation simultaneously by means of the same contractual document.

A trust contract dated February 21, 2006, currently exists between the contracting parties, pursuant to which HDM, as trustee, administers industrial proprietary rights of Linotype “hereinafter referred to as the “Trust Contract”).

It is intended that said contract come to an end at the time of the signing of the purchase contract concerning the share.

For this purpose, the contracting parties hereby conclude this contract.

§ 1	Rescission of the trust contract

[initials]

The contracting parties hereby rescind the trust contract subject to the condition precedent of the conclusion of a purchase contract between HDM and

Blitz 06-683 GmbH, registered in the Commercial Register of the Munich Municipal Court (hereinafter referred to as: “Monotype Imaging Germany GmbH”), concerning the Linotype share and between HDM and Monotype Imaging Holdings, Inc., 500 Unicorn Park Drive, 2nd floor, Woburn, MA 01801, U.S.A., concerning industrial proprietary rights.

The rescission shall also cover all obligations arising from any existing collateral agreements.

§ 2	Option waiver

HDM hereby waives the option arising from § 9 par. 2 of the trust contract.

§ 3	Return transfer of the industrial proprietary rights

HDM hereby transfers back to Linotype the proprietary rights registered in its name under the trust contract; Linotype hereby accepts said return transfer.

HDM shall surrender the documents held in custody in connection with HDM’s fiduciary administration to Linotype immediately after the end.

Heidelberg / Bad Homburg, July 31, 2006

Heidelberger Druckmaschinen AG	Linotype GmbH

[signature]	[signature]
Bernhard Schreier	Bruno Steinert
Chairman of the Management Board	General Manager	[initials]

[signature]
Wirnt Galster
Prokurist [holder of statutory representative authority]

(4 pages)
10
Appendix to the document
of Heidelberg Notarial Office 6
dated Aug. 1, 2006
Notarial Office 6
[signature] Notary

SERVICE CONTRACT

(running number: 1)

between

Heidelberger Druckmaschinen AG

Kurfürsten-Anlage 52-60

D-69115 Heidelberg

(Sales tax ID number: DE 143455661)

and

Linotype GmbH

Du-Pont-Strasse 1

61352 Bad Homburg

Preamble

Heidelberger Druckmaschinen AG (hereinafter referred to as “HDM”) is the sole shareholder of Linotype GmbH (hereinafter referred to as “Linotype”).

It intends to sell its share this year and likewise transfer it to the purchaser this year.

HDM has heretofore rendered services for Linotype in, among other things, the areas of

1.	Furnishing SAP applications

2.	Payroll and pension accounting.

The basis for such services is verbal or implied contracts between HDM and Linotype. The motive for these contracts is, in turn, based on Linotype’s position as a subsidiary of HDM. Therefore, it is intended that the services no longer be rendered on a long-term basis after the transfer of the shares.

It is intended that HDM continue to render the services for a transitional period, in order to provide Linotype with freedom of action after the transfer of the shares and enable Linotype to conclude appropriate service contracts with third parties or render the services itself.

It is intended that this contract replace the existing pertinent contracts; in particular, it is intended that it regulate the content and ending of services and fulfill the function of written documentation.

§ 1	Services

HDM shall render the following services for Linotype:

(1)	Furnishing of SAP applications as follows:

[initials]

•	ERP application for Linotype in the “Linotype” company code in the SAP system P00, with the status of 6/30/2006 and

•	Personnel (HR) application for Linotype in the SAP system P03, with the status of 6/30/2006.

The furnishing of the SAP application shall include the following components:

•	Sourcing Management; including Contract Management,

•	Coordination of regional Single Point of Contact (SPoC),

•	Invoice verification, Coordination of interaction to the outsourcing partner (changes and upgrades),

•	User administration & Incident Management,

•	Data Center Usage; includes Online and batch usage,

•	Storage services (storage, backup, recovery), Incident management, Archiving of data, Hosting of Server Systems,

•	Application for Licenses,

•	Customer Competence Center and

•	SAP Developer Support (regarding SAP Basis System).

(2)	Services in the area of “payroll and pension accounting” for up to a total of 70 employees and company retirees as follows:

•	Setup and maintenance of personnel master records for accounting and time recording,

•	monthly payroll accounting for the existing wage types on the basis of fee data communicated by Linotype, taking the statutory requirements into account,

•	creation of payroll certificates for Linotype and Linotype employees for submission to governmental agencies,

•	participation in and furnishing of information in connection with audits by tax offices/social security insurance carriers/professional association,

•	creation of statutorily prescribed evaluations arising from account settlement (particularly payroll tax return/payroll tax certificate/reporting to social security insurance carriers),

•	creation of statutorily prescribed reports (particularly reporting to professional association/handicapped person notice),

•	creation of employee lists/salary lists for Linotype GmbH in accordance with the existing standards,

•	vestedness/company pension calculations at the time of departure or retirement on the basis of existing benefit assurances,

[initials]

•	monthly company pension accounting on the basis of the existing pension assurances and

•	processing of the data for forwarding to the actuary for preparation of his annual expert pension opinion.

(3)	However, the services shall under no circumstances go beyond the scope in which they have been rendered to date.

§ 2	Remuneration

Linotype shall remunerate the services by means of payment of the following sums to HDM; it is hereby stated by way of clarification that sales tax shall be owed at the statutory rate:

(1)	For services in accordance with § 1 (1), EUR 11,278.00 per month, currently plus 16% sales tax EUR 1,804.48, total EUR 13,082.48.

(2)	For services in accordance with § 1 (2), EUR 1,800.00 per month, currently plus 16% sales tax EUR 288.00, total EUR 2,088.00.

(3)	The interest claims shall be due at the beginning of each month in which services are to be rendered in accordance with this contract.

(4)	The payments shall be made by means of a standing order.

§ 3	Effect on existing contracts

With this contract, all existing contracts between the parties concerning the rendering of services in the areas of furnishing and use of SAP applications, payroll accounting and pension accounting shall be rescinded starting from the beginning of the effective period of this contract.

§ 4	Liability

(1)	HDM shall only be liable for damage to the extent that it or its servants or vicarious agents have caused such damage in a grossly negligent or intentional manner. This shall apply to all claims regardless of their legal basis. Liability for breach of substantial contractual duties shall remain unaffected; in such case, liability shall be limited to the foreseeable, typically occurring damage; this notwithstanding, the maximum liability limit in such case shall be the sum of the remuneration under this contract within the obligatory three-month contract term, i.e., EUR 39,234.00.

(2)	HDM shall under no circumstances be liable for contractually atypical, and therefore unforeseeable, damage or for indirect damage, provided that HMD is not guilty of intentional breach of contract.

[initials]

§ 5	Transitional services

This contract does not cover special services in connection with the ending of the rendering of services by HDM, particularly services that arise on the occasion of the transfer of the services heretofore rendered by HDM to a different service provider or to Linotype (for example, programming expense and additional expense for mechanical personnel master data transfer).

§ 6	Term, termination

(1)	The contract shall be valid effective August 1, 2006. Its validity shall be limited to a time period of three months. The contract cannot be terminated during said time period.

(2)	Linotype can, by written declaration, which must be submitted to HDM prior to the expiration of the time period set forth in paragraph (1), extend the contract for an additional three months directly following the expiration of the time period set forth in paragraph (1). During said extension period, Linotype shall be able to terminate the contract in writing effective at the end of the month.

(3)	After the end of the contract, HDM shall be obligated to surrender to Linotype documents that came into existence at HDM within the framework of the rendering of services. This shall also relate to documents that came into existence in connection with the services during Linotype’s affiliation with the Heidelberg Group, to the extent possible and to the extent that such documents are available. In addition, HDM shall deliver to Linotype the software that was used at HDM solely for the rendering of services for Linotype and for whose development Linotype has paid in the past.

§ 7	Miscellaneous

(1)	No verbal collateral agreements concerning this contract exists.

(2)	Amendments of this contract shall only be valid if they are in written form.

Heidelberg / Bad Homburg, July 31, 2006

Heidelberger Druckmaschinen AG	Linotype GmbH

Bernhard Schreier	Bruno Steinert
Chairman of the Management Board	General Manager

[signature]
Wirnt Galster
Prokurist [holder of statutory representative authority]

[signatures]